[BUNGE logo]                                                           Exhibit 2


PRESS RELEASE                                 Contact:   Stewart Lindsay
                                                         Edelman PR Worldwide
                                                         1-212-704-4435



          Bunge Limited Statement on Exclusive Negotiations With Edison
                            S.p.A. Over Cereol Stake

WHITE PLAINS, NY - June 24, 2002 - As announced this morning, Bunge Limited (NYSE: BG) has been granted exclusivity of negotiation by Edison S.p.A. with the objective to reach an agreement on the sale of Edison's stake of approximately 55% in Cereol S.A., a company listed on the Euronext First Market in Paris.

Hunter Smith, Global Communications Director of Bunge Limited, stated:
"Ordinarily, we do not comment on market rumors, but published press reports concerning amounts Edison S.p.A. might receive from the sale of its stake in Cereol are grossly inaccurate. Furthermore, no definitive agreement has been reached, and we shall refrain from further comment unless and until such agreement is concluded."

About Bunge Limited

Bunge Limited is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain with primary operations in North and South America and worldwide distribution capabilities. Headquartered in White Plains, New York, Bunge has over 18,000 employees and operations in 20 countries. Bunge is the largest processor of soybeans in the Americas and the largest producer and supplier of fertilizers to farmers in South America.


Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect future results, causing them to differ materially from those expressed in our forward-looking statements: estimated demand for commodities and other products that we sell and use in our business;

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[BUNGE logo]


industry conditions, including the cyclicality of the agribusiness industry; economic conditions in Brazil and Argentina; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.















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